Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-42836, 33-61717, 333-27899, 333-117926 and 333-122612) pertaining to the 1991 Stock Option Plan, the 1991 Directors’ Stock Option Plan, the 2001 Stock Option Plan, the 2001 Directors’ Stock Option Plan and the 2004 Nonstatutory Stock Plan of our report dated February 25, 2005, with respect to the financial statements of Hytek Microsystems, Inc. included in the Annual Report (Form 10-KSB) for the year ended January 1, 2005.

/s/ Mark Bailey & Company Ltd.

Reno, Nevada

February 25, 2005